Exhibit 99.1

AMS Health Sciences, Inc. Announces
New Board Member

Oklahoma City, OK, December 4, 2006 - AMS Health Sciences, Inc (AMEX: AMM) announced today the appointment of Lawrence R. Moreau to the Board of Directors. Mr. Moreau was appointed by unanimous written consent. Mr. Moreau replaces Harland Stonecipher who tendered his resignation effective December 5, 2005.

Mr. Moreau, age 63, is currently retired after a career spanning over 25 years experience in public accounting and investment banking He has served on the Board of Directors of both public and private companies. Mr. Moreau currently serves as Chairman of the Board of Directors of Chatsworth Products, Inc., a leading manufacturer of computer racks and enclosures. Prior to retirement, Mr. Moreau founded Moreau and Company, Inc., a financial advisory firm, and Moreau Capital Corporation, a NASD registered investment-banking firm.

Mr. Moreau began his career with Touche Ross & Co. (now Deloite & Touche), where he spent eleven years with the firm’s auditing division. Mr. Moreau also spent five years overseeing international audit engagements in the Touche Ross office in Paris, France. Mr. Moreau also served as a senior financial executive with Pacific Enterprises, a multi-billion dollar diversified holding company. In this position, Mr. Moreau was responsible for assisting in financial planning and oversight of the diversified manufacturing, financing and land development subsidiaries. Mr. Moreau was also the licensed Financial Principal of an NYSE investment-banking firm. In this capacity, he participated in numerous public and private offerings of securities for companies in a variety of industries.

Mr. Moreau earned a Bachelor of Arts in Accounting and Master of Accounting Science degrees from the University of Illinois, Campaign/Urbana. Mr. Moreau is also a Certified Public Accountant, as well as a licensed Financial Principal and an Operations Principle with the NASD. He has also been an associate member of the NYSE and has been a member of the SEC practice section of the American Institute of Certified Public Accountants. In addition, Mr. Moreau is a member of the National Association of Corporate Directors and is a graduate of UCLA’s Corporate Director Certification Program. Mr. Moreau current serves as a member of the planning committee for the SEC’s Annual Small Business Forum.

“We could not be more pleased to have Larry join our Board. His credentials speak for themselves. The expertise he brings in the investment banking and stock market arenas will be critical as we continue our recovery. Larry will play a key role in helping us increase our stock price and secure additional financing for our expansion plans,” said Dr. Jerry W. Grizzle, Chairman and CEO.

AMS Health Sciences, Inc. sells more than 60 natural nutritional supplements, weight management products, and natural skincare products through independent distributors across the United States and Canada. More information about the Company is available at http://www.amsonline.com.

Contact:

AMS Health Sciences, Inc., Oklahoma City
Robin Jacob, 405-842-0131
Vice President and Chief Financial Officer
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Source: AMS Health Sciences, Inc.